EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE
Cheniere Energy Partners, L.P. Reports Third Quarter 2014 Results
Houston, Texas - October 30, 2014 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) reported a net loss of $43.2 million and $339.2 million for the three and nine months ended September 30, 2014, compared to a net loss of $98.1 million and $196.9 million for the same periods in 2013, respectively.
Significant items for the three and nine months ended September 30, 2014 were a gain of $3.9 million and a loss of $213.0 million, respectively, compared to losses of $23.8 million and $34.2 million for the comparable 2013 periods, respectively. Significant items for the three and nine months ended September 30, 2014 related to development expenses primarily for the liquefaction facilities we are developing through Sabine Pass Liquefaction, LLC (“Sabine Pass Liquefaction”) at the Sabine Pass LNG terminal adjacent to the existing regasification facilities (the “Liquefaction Project”), loss on early extinguishment of debt related to the write-off of debt issuance costs in connection with the early extinguishment in May 2014 of $2.1 billion of the four credit facilities entered into by Sabine Pass Liquefaction in 2013, as compared to the write-off of debt issuance costs in connection with the early extinguishment in April 2013 of $1.4 billion of Sabine Pass Liquefaction’s 2012 construction/term loan facility, and derivative (gain) loss due primarily to changes in long-term LIBOR during the respective periods.

General and administrative expense (including affiliate) decreased by $18.1 million and $25.9 million for the three and nine months ended September 30, 2014, compared to the corresponding 2013 periods, respectively, primarily due to costs incurred under certain management service agreements with wholly owned subsidiaries of Cheniere Energy, Inc. (“Cheniere”). Sabine Pass Liquefaction and Cheniere Creole Trail Pipeline, L.P. are required to pay monthly fees to an affiliate of Cheniere based upon the capital expenditures incurred in the previous month for construction of the first four natural gas liquefaction trains (“Trains”) at the Liquefaction Project, and construction of certain modifications to the Creole Trail Pipeline, which interconnects the Sabine Pass LNG terminal with a number of large interstate pipelines.

Recent Significant Event

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In August 2014, Sabine Pass Liquefaction and Cheniere Marketing, LLC (“Cheniere Marketing”), a wholly owned subsidiary of Cheniere, entered into an amended and restated Sale and Purchase Agreement (“SPA”) pursuant to which Cheniere Marketing may purchase, at its option, any liquefied natural gas (“LNG”) produced by Sabine Pass Liquefaction in excess of that required for other customers.

Liquefaction Project Update
We continue to make progress on the Liquefaction Project, which is being developed for up to six Trains, each with an expected nominal production capacity of approximately 4.5 mtpa.
The Trains are in various stages of development.

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Construction on Trains 1 and 2 began in August 2012, and as of September 30, 2014, the overall project for Trains 1 and 2 was approximately 76% complete, which is ahead of the contractual schedule. Based on our current construction schedule, we anticipate that Train 1 will produce LNG as early as late 2015.

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Construction on Trains 3 and 4 began in May 2013, and as of September 30, 2014, the overall project for Trains 3 and 4 was approximately 43% complete, which is ahead of the contractual schedule. We expect Trains 3 and 4 to become operational in late 2016 and 2017, respectively.

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Trains 5 and 6 are under development. We have entered into SPAs for approximately 3.75 mtpa in aggregate that commence with the date of first commercial delivery for Train 5. We have received authorizations from the U.S. Department of Energy (“DOE”) to export 503 Bcf per year of LNG volumes from Trains 5 and 6 to free trade agreement (“FTA”) countries. Authorization to export LNG to non-FTA countries is pending. Federal Energy Regulatory Commission (“FERC”) authorization is also pending. We will contemplate making a final investment decision to commence construction on Trains 5 and 6 based upon, among other things, entering into acceptable commercial arrangements, receiving all regulatory approvals and obtaining financing.

Liquefaction Project Timeline

Target Date
Milestone	Trains 1 & 2	Trains 3 & 4	Trains 5 & 6
DOE export authorization	Received	Received	Received FTA Pending Non-FTA
Definitive commercial agreements	Completed 7.7 mtpa	Completed 8.3 mtpa	T5: Completed T6: 2014/2015
- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
- Gas Natural Fenosa	3.5 mtpa
- KOGAS		3.5 mtpa
- GAIL (India) Ltd.		3.5 mtpa
- Total Gas & Power N.A.			2.0 mtpa
- Centrica plc			1.75 mtpa
EPC contract	Completed	Completed	2014/2015
Financing			2015
- Equity	Completed	Completed
- Debt commitments	Received	Received
FERC authorization
- FERC Order	Received	Received	2014/2015
- Certificate to commence construction	Received	Received
Issue Notice to Proceed	Completed	Completed	2015
Commence operations	2015/2016	2016/2017	2018/2019
Distributions to Unitholders
We estimate that the annualized distribution to common unitholders for fiscal year 2014 will be $1.70 per unit.
We will pay a cash distribution per common unit of $0.425 to unitholders of record as of November 3, 2014, and the related general partner distribution on November 14, 2014.

Cheniere Partners owns 100 percent of the Sabine Pass LNG terminal located on the Sabine Pass deep water shipping channel less than four miles from the Gulf Coast. The Sabine Pass LNG terminal includes existing infrastructure of five LNG storage tanks with capacity of approximately 16.9 billion cubic feet equivalent (Bcfe), two docks that can accommodate vessels with capacity of up to 265,000 cubic meters and vaporizers with regasification capacity of approximately 4.0 Bcf/d.
Cheniere Partners is developing natural gas liquefaction facilities at the Sabine Pass LNG terminal adjacent to the existing regasification facilities. Cheniere Partners plans to construct over time up to six natural gas Trains, which are in various stages of development. Each Train is expected to have a nominal production capacity of approximately 4.5 mtpa. The overall project completion of Trains 1 and 2 is approximately 76% as of September 30, 2014. The overall project completion of Trains 3 and 4 is approximately 43% as of September 30, 2014. Sabine Pass Liquefaction recently began the development of Trains 5 and 6 and commenced the regulatory process in February 2013. Sabine Pass Liquefaction has entered into six third-party LNG SPAs that in the aggregate equate to 19.75 mtpa and commence with the date of first commercial delivery of Trains 1 through 5 as specified in the respective SPAs. Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniere.com.

For additional information, please refer to the Cheniere Energy Partners, L.P. website at www.cheniere.com and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the Securities and Exchange Commission.
This press release contains certain statements that may include “forward-looking statements.” All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners’ business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding expectations regarding regulatory authorizations and approvals, (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners’ LNG terminal and liquefaction business, (iv) statements regarding the business operations and prospects of third parties, (v) statements regarding potential financing arrangements, and (vi) statements regarding future discussions and entry into contracts. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners’ actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners’ periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

 (Financial Table Follows)

Cheniere Energy Partners, L.P.
Selected Financial Information
(in thousands, except per unit data) (1)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues
Revenues	$66,890	$66,646	$199,933	$199,052
Revenues—affiliate	700	800	2,206	2,140
Total revenues	67,590	67,446	202,139	201,192

Operating costs and expenses
Operating and maintenance expense	21,235	23,553	54,686	52,751
Operating and maintenance expense—affiliate	5,016	6,314	14,307	23,534
Depreciation expense	14,781	14,491	43,821	43,150
Development expense	1,383	1,355	8,671	8,157
Development expense—affiliate	329	133	723	1,195
General and administrative expense	2,448	2,718	10,048	8,521
General and administrative expense—affiliate	24,454	42,239	74,579	101,998
Total operating costs and expenses	69,646	90,803	206,835	239,306

Loss from operations	(2,056)	(23,357)	(4,696)	(38,114)

Other income (expense)
Interest expense, net	(46,884)	(52,528)	(130,943)	(134,806)
Loss on early extinguishment of debt	—	—	(114,335)	(80,510)
Derivative gain (loss), net	5,573	(22,335)	(89,286)	55,706
Other income	127	111	63	873
Total other expense	(41,184)	(74,752)	(334,501)	(158,737)

Net loss	$(43,240)	$(98,109)	$(339,197)	$(196,851)

Net income (loss) attributable to the Creole Trail Pipeline Business	—	244	—	(18,150)
Net loss attributable to partners	$(43,240)	$(98,353)	$(339,197)	$(178,701)

Basic and diluted net income (loss) per common unit	$0.08	$(0.20)	$(0.83)	$(0.01)

Weighted average number of common units outstanding used for basic and diluted net income (loss) per common unit calculation	57,079	57,079	57,079	53,277

	September 30, 2014	December 31, 2013
Cash and cash equivalents	$252,648	$351,032
Restricted cash and cash equivalents	393,276	227,652
Accounts receivable	19,669	40
LNG inventory	13,239	10,430
Other current assets (2)	24,128	23,974
Non-current restricted cash and cash equivalents	1,132,759	1,025,056
Property, plant and equipment, net	8,463,022	6,383,939
Debt issuance costs, net	251,101	313,944
Non-current derivative assets	32,161	98,123
Other assets	91,139	82,593
Total assets	$10,673,142	$8,516,783

Current liabilities (2)	408,337	265,887
Long-term debt, net	8,989,760	6,576,273
Deferred revenue	14,500	17,500
Other liabilities (2)	34,234	17,379
Total partners’ capital	1,226,311	1,639,744
Total liabilities and partners’ capital	$10,673,142	$8,516,783

(1)	Please refer to the Cheniere Energy Partners, L.P. Quarterly Report on Form 10-Q for the quarter ended September 30, 2014, filed with the Securities and Exchange Commission.

(2)	Amounts include transactions between Cheniere Energy Partners, L.P. and Cheniere Energy, Inc. or subsidiaries of Cheniere Energy, Inc.

CONTACTS:
Investors: Randy Bhatia: 713-375-5479 Christina Burke: 713-375-5104
Media: Faith Parker: 713-375-5663